SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

BOSTON TRUST WALDEN FUNDS

(Name of Registrant as Specified in Its Charter)

Not Applicable

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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☐	Fee paid previously with preliminary materials:

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a6(i)(1) and 0-11

June 15, 2022

Dear Shareholder,

I am writing this letter to ask for your vote on important proposals that affect your investment in the Boston Trust SMID Cap Fund. The Board of Trustees called a Special Meeting of Shareholders originally scheduled for June 10, 2022. A sufficient number of votes were not cast to reach a quorum and the meeting was adjourned to July 8, 2022.

You are receiving this letter because we have not received your vote. Your vote is extremely important no matter how many shares you own. Boston Trust SMID Cap Fund needs your vote to hold the meeting. We sincerely appreciate you taking a moment to cast your vote by internet, touchtone or mail as listed on the enclosed ballot as soon as possible as time is short. For assistance, you may call us toll-free at (877) 478-5057 extension 12. Proxy specialists are ready and available to assist you Monday through Friday 9 a.m. to 11 p.m. Eastern Time.

Please vote now so the quorum may be reached. Thank you in advance. We appreciate your time and attention to this matter.

Best regards,

/s/Lucia B. Santini

Lucia B. Santini

President

OBOADJ

Boston Trust Walden Funds, a Registered Investment Company

1 Beacon Street, 33rd Floor, Boston, Massachusetts 02108 (617) 726-7250x7050 www.bostontrustwalden.com

June 15, 2022

Dear Shareholder,

I am writing this letter to ask for your vote on important proposals that affect your investment in the Boston Trust SMID Cap Fund. The Board of Trustees called a Special Meeting of Shareholders originally scheduled for June 10, 2022. A sufficient number of votes were not cast to reach a quorum and the meeting was adjourned to July 8, 2022.

You are receiving this letter because we have not received your vote. Your vote is extremely important no matter how many shares you own. Boston Trust SMID Cap Fund needs your vote to hold the meeting. We sincerely appreciate you taking a moment to cast your vote by internet, touchtone, phone, or mail as listed on the enclosed ballot as soon as possible as time is short. For assistance, you may call us toll-free at (877) 478-5057. Proxy specialists are ready and available to assist you Monday through Friday 9 a.m. to 11 p.m. Eastern Time.

Please vote now so the quorum may be reached. Thank you in advance. We appreciate your time and attention to this matter.

Best regards,

/s/Lucia B. Santini

Lucia B. Santini

President

NOBOADJ

Boston Trust Walden Funds, a Registered Investment Company

1 Beacon Street, 33rd Floor, Boston, Massachusetts 02108 (617) 726-7250x7050 www.bostontrustwalden.com